Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2005 FIRST QUARTER FINANCIAL RESULTS

Pasadena, California, May 10, 2005 - AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $0.17 million, or $0.01 per share basic and diluted, for the three months ended March 31, 2004 and 2005. As of March 31, 2005, the Company reported $9.8 million in cash and marketable securities as compared to $10.0 million in cash and marketable securities as of December 31, 2004.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “We remain optimistic that our technology will prove of significant value in human health care.” Clinical trials on two different products using AutoImmune technology are being conducted by the Company’s licensees, and results from the NIH sponsored DPT-1 trial of AutoImmune’s patented approach to delay the onset of type 1 diabetes published in the May 2005 issue of Diabetes Care have prompted efforts to start a confirmatory trial toward the end of this year. Colloral LLC, a joint venture with Deseret Laboratories Inc., is working with Business Development Resources, Inc., to finalize a consumer oriented marketing plan for its dietary supplement product. Under the currently applicable accounting model, AutoImmune will begin to recognize income from the joint venture when profits exceed cumulative start-up costs.

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of its lead drug MBP8298, a treatment for secondary progressive multiple sclerosis, should it reach the market. On March 30, 2005, BioMS announced it had raised Canadian $41.4 million to fund its pivotal Phase II/III human clinical trial of MBP8298 which began enrolling patients late last year.

AutoImmune has also exclusively licensed certain of its intellectual property rights to Teva Pharmaceutical Industries, Ltd. Teva has an ongoing Phase II study looking at two different doses of on an oral formulation of COPAXONE® (glatiramer acetate), a product for the treatment of multiple sclerosis. The oral formulation utilizes the intellectual property rights licensed from AutoImmune. If Teva is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales under its license agreement.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the development stage of the Company’s and its licensees’ products, uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, the risk that Colloral® may be classified as a drug rather than a dietary supplement, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Business-Factors to be Considered.” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

- Financial Chart Follows -

AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2004	2005
Revenue	$30,000	$38,000

Costs and expenses:
Research and development	58,000	127,000
General and administrative	171,000	115,000

Total costs and expenses	229,000	242,000

Interest income	31,000	61,000
Equity in net loss of unconsolidated affiliate	—	(30,000)

	31,000	31,000

Net income (loss)	$(168,000)	$(173,000)

Net income (loss) per share - basic	$(0.01)	$(0.01)

Net income (loss) per share - diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding - basic	16,919,623	16,919,623

Weighted average common shares outstanding - diluted	16,919,623	16,919,623

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2004	March 31, 2005

Cash and marketable securities	$9,996,000	$9,764,000
Other current assets	37,000	95,000
Other assets	5,000	—

Total assets	$10,038,000	$9,859,000

Current liabilities	$108,000	$103,000
Total stockholders’ equity	9,930,000	9,756,000

Total liabilities and equity	$10,038,000	$9,859,000